Exhibit 10.25.1

FIRST AMENDMENT

TO

CARLOTZ. INC. 2011 STOCK INCENTIVE PLAN

THIS FIRST AMENDMENT (this "Amendment") TO THE CARLOTZ, INC. 2011 STOCK INCENTIVE PLAN (the "Plan") is made as of this 23rd day of February, 2012, by the Board of Directors (the "Board") of CarLotz, Inc., a Delaware corporation (the "Corporation").

W I T N E S S E T H:

WHEREAS, the Board desires to amend the Plan in order to reduce the number of shares of the Corporation's common stock, par value $0.001 per share, reserved for issuance thereunder;

WHEREAS, pursuant to Section 11 of the Plan, the Board may amend the Plan at any time absent the approval of the Corporation's stockholders so long as any such amendments thereto do not alter certain aspects of the Plan as set forth therein;

WHEREAS, the Board has determined that the Amendment will not require the approval of the Corporation's stockholders; and

WHEREAS, the Board has determined that it is in the best interest of the Corporation to amend the Plan as set forth in the Amendment.

NOW, THEREFORE, the Board hereby amends the Plan as follows:

1.            Section 4(a) of the Plan is amended and restated in its entirety to read as follows:

“(a)        Subject to Section 12 of the Plan, there shall be reserved for issuance under the Plan an aggregate of 325,660 shares of Common Stock, which may include authorized, but unissued, shares. Shares of Common Stock allocable to Options granted under the Plan that expire or otherwise terminate unexercised and shares of Common Stock that are forfeited pursuant to restrictions on Restricted Shares awarded under the Plan may again be subjected to an Award under this Plan. For purposes of determining the number of shares of Common Stock that are available for Awards under the Plan, such number shall include the number of shares of Common Stock surrendered by a Participant or retained by the Company in connection with the exercise of an Option or in payment of Applicable Withholding Taxes.”

2.            The Plan is hereby amended to add a new Section 18 as follows:

“18. Shareholders Agreement. Unless otherwise specifically provided in the applicable Award Agreement, each Participant shall, if not already a party thereto, as a condition of receiving shares of Common Stock as, or pursuant to the exercise of, an Award, be required to execute and deliver to the Company a joinder agreement to, and agree to be bound by the terms and conditions of, the Shareholders Agreement.”

3.            All other provisions of the Plan shall remain unchanged as a result of this Amendment. This Amendment and the Plan, as amended and modified by the provisions of this Amendment, shall constitute and shall be construed as a single instrument. The provisions of the Plan, as amended and modified by the provisions of this Amendment, are incorporated herein by this reference and are ratified and affirmed. The term "Plan" as used in the Plan shall be deemed to refer to the Plan as amended hereby.

The undersigned hereby certifies that the foregoing FIRST AMENDMENT TO THE CARLOTZ, INC. 2011 STOCK INCENTIVE PLAN was adopted and approved by the unanimous consent of the Board pursuant to a written consent dated February 23, 2012.

Hank J. Heyming, Secretary